Exhibit 99.1

ImageWare Systems Issues Corporate Update

SAN DIEGO, CA – March 17, 2014 – ImageWare Systems, Inc. (OTCQB: IWSY) (ImageWare), a leader in mobile and cloud-based, multi-modal biometric identity management solutions, has issued financial results for the fourth quarter and full year ended December 31, 2013, as well as provided a corporate update to highlight the company’s progress since its last update on November 14, 2013.

Key Milestones and Events

•
Initiated a pilot with T-Systems, a wholly owned subsidiary of one of the world's leading integrated telecommunications companies, Deutsche Telekom AG. The partnership will start with a pilot in T-Systems’ labs in Germany to integrate ImageWare’s patented, multi-modal biometric, cloud-based identity management and credential technology into T-Systems’ products.

•	Completed delivery of ImageWare’s QuickCapture application in connection with a U.S. federally sponsored pilot program for iris recognition with 20 state and local law enforcement agencies.

•	Recognized as 2014 Innovation and Design Award Winner for its Biometric Engine 2.0® by industry research firm Envisioneering at the Mobile World Congress in Barcelona, Spain.

•
Settled patent litigation with WCC Services US (WCC) and Creative Information Technology (CITI) that resulted in WCC and CITI obtaining royalty bearing licenses from IWSY for the patents at issue. These patents cover IWSY’s multi-modal biometric platform and fusion of biometric modalities.

Fourth Quarter and Full Year 2013 Financial Results

Total revenues in the fourth quarter of 2013 increased to $929,000 from $926,000 in the fourth quarter of 2012. Total revenues for the full year of 2013 increased 135% to $5.3 million from $4.0 million in 2012, with the increase primarily due to approximately $1.5 million received in August for software licenses in connection with a $2.2 million contract with the U.S. Department of Veteran Affairs.

Gross margin in the fourth quarter of 2013 increased 160 basis points to 72.4% compared to 70.8% in the fourth quarter of 2012, with the increase primarily due to reduced costs from the relocation of certain technical support functions from the company’s Canadian office to its San Diego office. Gross margin for the full year of 2013 increased to 79.4% from 69.6% in 2012, with the increase primarily due to higher software license revenues and, to a lesser extent, savings from the aforementioned relocation of technical support functions.

Net loss in the fourth quarter of 2013 was $1.8 million, or ($0.02) per diluted share, compared to net income of $62,000, or $0.00 per diluted share, in the fourth quarter of 2012. Net income in the fourth quarter of 2012 included a $1.8 million gain from the change in fair value of derivative liabilities. Net loss in the full year of 2013 was $9.9 million, or ($0.12) per diluted share, compared to a net loss of $10.2 million, or ($0.14) per diluted share, in 2012. Net loss in 2013 included a $4.8 million loss from the change in fair value of derivative liabilities, while net loss in 2012 included a $ $4.7 million loss from the change in fair value of derivative liabilities

At December 31, 2013, cash and cash equivalents totaled $2.4 million compared to $4.2 million at December 31, 2012. The company continues to carry virtually no debt and, subsequent to the end of the quarter, increased their line of credit from $2.5 million to $3.5 million.

Management Commentary

“2013 was a pivotal year for ImageWare, as we formed partnerships with two of the world’s largest IT services providers, Fujitsu and T-Systems,” said Jim Miller, chairman and CEO of ImageWare. “We are starting to see a shift in companies evangelizing biometrics, moving from the small biometric companies trying to prove their practical application in the commercial and consumer markets, to many large corporations understanding the real-world benefits of bringing biometrics to the mainstream public. This shift has created an attractive opportunity for ImageWare and we plan to leverage our large partners’ sales and marketing power to capitalize on it.

“Our new partnership and close collaboration with T-Systems represents the outcome of a number of months of discussion and planning. We’re now taking the next step by integrating our technology into their products and expect this new relationship to expand our presence throughout European and worldwide markets.

“These and other proactive steps we’ve taken to position ImageWare as a leader in multi-modal biometric security are beginning to attract broader attention. We recently attended the Mobile World Congress in Barcelona where the reception we received was incredible, particularly for our patented PillPhone®, which is the first and only FDA-approved biometric-enabled enterprise mobile application.”

Miller concluded: “Working closely with our technology partners, we continue to build a healthy pipeline of potential customers and are currently in discussions with several clients regarding licensing opportunities. We will continue to target large enterprise businesses and emerging applications and believe the steps we are taking to advance our cloud, SaaS and mobile offerings in the commercial and consumer marketplace will continue to build shareholder value, along with greater visibility that includes a healthy recurring revenue stream.”

Conference Call

ImageWare will hold a conference call today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its fourth quarter 2013 results. The company’s Chairman and CEO Jim Miller and CFO Wayne Wetherell will host the conference call, followed by a question and answer period.

Date: Monday, March 17, 2014
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-941-1427
International dial-in number: 1-480-629-9664
Conference ID: 4671653

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=108105 and via ImageWare’s investor relations section at www.iwsinc.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time today through April 17, 2014.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 4671653

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (OTCQB: IWSY) is a leading developer of mobile and cloud-based identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, ImageWare's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials, including national IDs, passports, driver's licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint livescan and investigative capabilities. ImageWare is headquartered in San Diego, CA, with offices in Portland, OR, Washington, D.C., and Ottawa, Ontario. For more information on ImageWare Systems, Inc., please visit www.iwsinc.com.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. (“ImageWare”) are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except share and per share data)

	December 31,	December 31,
	2013	2012
Assets:
Cash	$2,363	$4,225
Accounts receivable, net	302	328
Inventories	505	262
Other current assets	148	86
Property and equipment, net	245	150
Other assets	395	44
Intangible assets, net	172	200
Goodwill	3,416	3,416
Total Assets	$7,546	$8,711

Liabilities and Shareholders' Equity:
Current liabilities	$3,127	$3,651
Derivative liabilities	57	2,244
Pension obligation	1,031	401
Other long-term liabilities	0	72
Shareholders' equity	3,331	2,343
Total Liabilities and Shareholders' Equity	$7,546	$8,711

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Product	$273	$247	$2,686	$1,145
Maintenance	656	679	2,618	2,806
Total Revenues	929	926	5,304	3,951

Cost of Revenue
Product	70	43	319	227
Maintenance	186	227	771	975

Gross Profit	673	656	4,214	2,749
	72%	71%	79%	70%
Operating Expenses
General & administrative	818	850	3,378	3,430
Sales and marketing	632	553	2,129	1,830
Research and development	1,008	889	3,869	3,180
Depreciation and amortization	48	25	125	69
Total Operating Expenses	2,506	2,317	9,501	8,509

Loss from operations	(1,833)	(1,661)	(5,287)	(5,760)

Interest (income) expense, net	73	4	221	18
Change in fair value of derivative liabilities	97	(1,761)	4,776	4,712
Other (income) expense, net	(212)	5	(443)	(322)

Income (loss) from continuing operations before income taxes	(1,791)	91	(9,841)	(10,168)

Income taxes	3	16	8	22

Income (loss) from continuing operations	(1,794)	75	(9,849)	(10,190)

Net income (loss)	$(1,794)	$75	$(9,849)	$(10,190)
Preferred dividends	(13)	(13)	(51)	$(51)
Net income (loss) available to common shareholders	$(1,807)	$62	$(9,900)	$(10,241)

Per share data - basic
Net income (loss) from continuing operations	$(0.02)	$-	$(0.12)	$(0.14)
Preferred dividends	-	-	-	-
Basic income (loss) per share available to common shareholders	$(0.02)	$-	$(0.12)	$(0.14)

Basic weighted-average common shares	85,594,118	76,561,858	81,231,962	70,894,916

ImageWare Investor Relations Contact:
Liolios Group, Inc.
Cody Slach or Greg Falesnik
Tel 1-949-574-3860
IWSY@liolios.com